Exhibit 10.14

November 29, 2005

Gary Pokrassa
143 Westwood Circle
East Hills, NY  11577

Dear Mr. Pokrassa:

The purpose of this letter is to confirm your employment with Lakeland Industries Inc. on the following terms and conditions:

1. THE PARTIES
   -----------

This is an agreement between Gary Pokrassa (hereinafter referred to as "you") and Lakeland Industries, Inc., a Delaware corporation, with principal place of business located at 701-7 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the Company).

2. TERM; RENEWAL
   -------------

The term of the agreement shall be for a 2 year and 2 month period from November 29, 2005 through and including February 1, 2008.

3. CAPACITY
   --------

You shall be employed in the capacity of Chief Financial Officer (CFO) of Lakeland Industries, Inc. and such other senior executive title or titles as may from time to time be determined by the Board of Directors of the Company. You shall be directly responsible to the President and the Board of Directors of the Company.

4. COMPENSATION
   ------------

As full compensation for your services you shall receive following from the
Company:

      a. A base annual salary of $193,500.00 per year payable bi-weekly commencing November 29, 2005 and $208,015.00 commencing November 29, 2006, plus a car allowance by reimbursing you for a car lease, auto insurance and restricted stock as determined by the Board of Directors in June 2006 if the restricted Stock Plan to be proposed is passed by the shareholders; and

      b. Such other benefits as are consistent with the personnel benefits provided by the Company to its officers provided however that your vacation shall be for a period of no less than three weeks; and

      c. Reimbursement for any dues and expenses incurred by you that are only necessary and proper in the conduct of the Company's business; and

5. BONUS
   -----

In June 2006 you shall be awarded a discretionary bonus based upon goals set by you and the Audit Committee of the Board of Directors for fiscal years 2006, 2007 and 2008.

6. NON-COMPETITION
   ---------------

During the term of this agreement and for five years thereafter, you shall not either directly or indirectly as an agent, employee, partner, stockholder, director, investor, or otherwise engage in any activities in competition with the activities of the Company, as more fully described in the separate Non-Competition Agreement attached hereto as Exhibit 1. You shall also abide by the Code of Ethics Agreement and other Corporate Governance Agreements on the Company's web page under Corporate Governance and the proxy statement. You shall disclose prior to the execution of this agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties with or to Lakeland.

7. CONFIDENTIALITY
   ---------------

Except as required in your duties to the Company you shall not at any time during your employment and for a period of 5 years thereafter directly or indirectly use or disclose any confidential information relating to the Company or its business which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

8. NOTICES

Any notices required to be give under this Agreement shall unless otherwise agreed to by you and the Company be in writing and by certified mail return receipt requested and mailed to the Company at its headquarters at 701-7 Koehler Avenue Ronkonkoma, NY 11779-7410 or to you at your home at 143 Westwood Circle, East Hills, NY 11571.

9. WAIVER OR MODIFICATION

No waiver or modification in whole or in part of this agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10. SEPARABILITY

Any provision of this agreement or non-competition agreement (the "Agreement") which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof which shall continue in full force and effect. The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. HEADINGS

The headings contained in this agreement are for convenience only and shall not affect restrict or modify the interpretation this agreement.

12. CONTROLLING LAW

This agreement shall be governed by and construed in accordance with the laws of the States of New York applicable to contracts made and to be performed therein and you agree to the exclusive jurisdiction and venue of the federal or state courts located in the States of New York on any legal issues arising out of this contract and you agree that such judgments as rendered by New York courts shall be transferable and binding in all other American courts of competent jurisdiction.

                            LAKELAND INDUSTRIES, INC.


                           By: /s/ Christopher J. Ryan
                                -----------------------

                               Christopher J. Ryan
                                President

AGREED AND ACCEPTED


 /s/ Gary Pokrassa
--------------------------------
Gary Pokrassa

GPokrassaCon 11-29-05

                                    Exhibit 2
                                    ---------

LAKELAND INDUSTRIES, INC.
CODE OF ETHICS

Introduction

For the past several years, the activities of business organizations, both large and small, have been the subject of increased scrutiny and criticism by the public, the government, and the news media.

      This is particularly true of multinational corporations, which have been the object of worldwide demands for public statements of their corporate codes of ethics.

      For that reason, it is appropriate for Lakeland Industries, Inc. to restate it position on ethical conduct, based on the original precepts of the business and on policies formulated as the corporation has grown.

      As a good corporate citizen, Lakeland Industries, Inc. has always endeavored to conduct its business in a manner conforming to the highest ethical standards. The company's reputation for unquestionable integrity is its most valuable asset in its relationships with its customers, employees, shareholders, and the communities in which its plants are located.

      The following statement of business principles has been prepared to guide the future conduct of company activities in an ethical and legal manner. It is not intended to supply answers for every business activity; rather, it is an effort to reiterate the continuing policies of the corporation on ethical business behavior, which must be observed by all Lakeland Industries, Inc. employees and representatives throughout the world. It is essential that all employees and representatives conform to these principles as they perform their activities on behalf of Lakeland Industries, Inc.

Lakeland and its employees

      Employees are the corporation's greatest asset, and it is a Lakeland Industries, Inc. policy to treat them fairly in all matters and to pay them competitively.

      Lakeland and its domestic subsidiaries are engaged in a program of full compliance with all federal and state laws applicable to hiring and promoting people on the basis of demonstrated ability, experience, and training without regard to race, religion, sex age, national origin, or other factors requiring affirmative action. The corporation requires continuous management attention at all corporate levels to assure compliance with the spirit and letter of this policy.

      With this in mind, it is the intent of Lakeland to:

o Choose its employees on the basis of their ability to perform the work for which they are hired without regard to race, religion, sex, age, national origin, or other factors requiring affirmative action.

      o     Offer employees a safe, healthy, and clean work environment.

      o Offer work that challenges the employees and gives them a feeling of satisfaction.

      o Pay employees fairly in relation to their contributions to the company's efforts, within the boundaries of current standards.

Lakeland and the Community

      The corporation shall conduct its business in a manner that is socially responsible. In addition to manufacturing and selling products, it shall protect the quality of the environment and endeavor to conserve energy and other valuable resources.

      Each of the corporation's facilities is expected to make every effort to be an integral part of the community in which it operates, and to participate in its activities as a concerned and responsible citizen. Like individual citizens, it benefits from such activities as health, welfare, character building, education, and culture. And like individuals, it has the responsibility to support and develop these social and civic activities.

      The company recognizes that employee participation in cultural, social or volunteer organizations can be public service of a higher order, and all Lakeland employees are encouraged to participate in public activities of their individual choice.

Lakeland and its Customers

      The corporation shall endeavor to supply its customers with quality products, delivered on schedule and sold at a fair price. Lakeland products will be manufactured to the company's high quality standards and will offer customers all the technical skills of its employees and the expertise of Lakeland technology and know-how.

Lakeland and the Law

      It is the policy of Lakeland to comply fully with all valid laws and regulations that govern its operations in the various communities, states and countries in which it operates and to conduct its affairs in keeping with the highest moral, legal and ethical standards.

      There is an obligation, both corporate and individual, to fulfill the intent of the above statement. It is not expected that every employee will have full knowledge of the laws affecting his or her responsibilities. The company does, however, expect that employees with significant responsibilities will have a general knowledge of prohibited activities involved in their work and will seek guidance on any matter on which there is a question, either directly from the corporation's legal department or through their supervisors.

      Honesty is not subject to equivocation at any time in any culture, and even where the law may be permissive, your corporation chooses to follow the course of highest integrity. The reputation of the company for scrupulous dealing is a priceless asset, just as it is for individuals. The intent of these principles is to maintain and develop the corporation's reputation in the future as it has in the past.

Lakeland and Business Ethics

      The law is a base for ethical business conduct which should normally be at a level well above the minimum required by law. In its relationships with customers, the corporation will offer the same advantages to all and will be fair in all its endeavors. Gifts or bribes for the purpose of influencing the buying decisions of employees of customers or potential customers or persons in a position to influence a buying decision are clearly improper and prohibited.

      In dealing with suppliers, an employee shall not solicit, accept, or countenance payments or substantial gifts, regardless of motive, from either a vendor or a potential vendor.

      In its relationships with its competitors, the corporation and its employees will fully understand and strictly adhere to the requirements of the antitrust laws. These laws, which, in the United States, include the Sherman Act, Clayton Act, Robinson-Patman Act, and Federal Trade Commission Act, seek to advance and maintain the free enterprise system and take precedence over any business objective of the corporation, notwithstanding any resulting increases in sales or profits.

      Such acts as price-fixing, restrictive agreements, boycotts, tie-in arrangements exclusive of reciprocal dealings, monopolizing, price inducements, and discriminatory allowances are or may be illegal. All employees shall scrupulously avoid violations of the antitrust laws. The corporation will not condone any actions which an employee knew or should have known would violate the antitrust laws or any other valid law or regulation.

      The corporation and its units shall make no financial contributions to a political party or to a candidate running for any elective office. This policy applies to all political parties or candidates worldwide, even when permitted by local law. Payments, regardless of amount, to any government employee, or gifts or services of substantial value or lavish entertainment, regardless of motive, are prohibited.

      Relationships with public employees shall be so conducted that neither the official's nor the company's integrity would be compromised if the full details of the relationship became a matter of public knowledge.

Lakeland and Conflicts of Interest

      It has always been, and continues to be, the corporation's intent that its employees maintain the highest standards of loyalty in their conduct of company affairs. In essence, company employees shall deal with suppliers, customers, and other persons doing business or seeking to do business with the corporation in a manner that eliminates considerations of personal advantage.

      Because they hold positions of trust in the corporation, a director, an officer, or any employees may not make a profit from the corporation because of their official position. They are also clearly prohibited from engaging in a competing business.

      In addition to the legal responsibility of the directors and officers, it is the duty of all employees to act in the best interests of the corporation and to avoid situations which might produce a conflict between their own interests and those of the corporation. Employees shall have no financial interest in any firm doing business with or seeking to do business with the corporation, nor shall they accept employment outside the company which may result in a conflict of interest, unless same is fully disclosed and approved by a disinterested group of officers and/or directors.


     ------------------------------------
     Gary Pokrassa

                                    Exhibit 2
                                    ---------

                                     Assets

                     Protection and Use of Company Resources

Every Lakeland employee is responsible for protecting Lakeland's assets. Lakeland's assets include, but aren't limited to, physical assets, such as equipment and buildings, as well as our funds, and intellectual property such as trade secrets and confidential information.

To protect Lakeland's assets, they must be adequately safeguarded. This means locking up and securing valuable assets where appropriate. Lakeland assets may not be sold, borrowed, lent, disclosed, given away or modified in any way that would impair their value, unless there is a good business reason and with approval of the department manager. Anyone entering a Lakeland or Lakeland-controlled facility is required to wear and openly display a Lakeland-issued identification badge, and follow all entry procedures. All badges are the property of Lakeland and must be returned on termination and upon request. Each employee is also responsible for understanding Lakeland's obligations for protecting assets that have been entrusted to it by customers or suppliers, and for treating them accordingly.

Company resources, including, but not limited to, cash, personnel, equipment and vehicles can only be used for legitimate company business purposes. Lakeland also provides employees with use of company-owned telephones, copiers and computer equipment to be used as a resource in conducting business. Although reasonable personal use of these resources is permitted, such use is not private, is subject to review and access by Lakeland, and is governed by the professional conduct and reasonable use expectations detailed in Lakeland's E-mail, Internet, Telephone and Computer-use Guideline/Policy.

                                     Assets

                              Information Security

Confidential information generated by or used in any company business activity is considered an information asset. This includes (but is not limited to) information originating from direct access to computer systems, information carried over networks, information preserved on portable electronic media, information appearing in hard-copy format, and other non-public information learned by virtue of being an Lakeland employee.

Lakeland requires that each employee be personally responsible for safeguarding Lakeland's information assets, in all their various forms, from loss, inappropriate modification and disclosure to anyone who lacks either the authorization or the need-to-know. The more sensitive or critical the information, the more care you must exercise in protecting it.

All employees are required to:

      o Correctly classify information assets to accurately reflect their value to our business.

      o Protect the confidentiality, integrity, and availability of information such as micro architecture specifications, strategic long-range plans, product pricing, and employee data that, if disclosed, could cause financial or other damage to Lakeland.

      o Hold in confidence and not use (except for the benefit of Lakeland) any confidential information that they have access to or that was created by them while employed at Lakeland.

      o Employees are responsible to protect confidential information throughout its life, from inception through disposal to ensure confidentiality, integrity, and availability.

      o Protect third-party confidential information in the same manner required by the terms of the Corporate Non Disclosure Agreement. If such terms are not known, that information should not be used, copied, or disclosed until the terms of the Corporate Non Disclosure Agreement are known.

      o Ensure that confidential information that may need to be released to customers or suppliers is handled properly. In such cases, an employee must have received proper authorization (approval from the general manager or the Legal Department) and must ensure that the recipient has a need-to-know and signs a nondisclosure agreement. Requests for confidential information from outside sources must be handled only by authorized persons.

      o Cooperate with Lakeland in protecting such information. This includes, but is not limited to, cooperating fully in any exit interviews, signing a Trade Secrets Acknowledgement Form if asked to do so, and disclosing non confidential information about prospective employment to enable Lakeland to assess any risk to its confidential information.

      o Be personally accountable to Lakeland and legally accountable for their actions.

Management and staff are required to maintain an appropriate level of awareness, knowledge, and skill to allow them to minimize the occurrence and severity of information security incidents. Other Information Security Policies (System Managers and Document Control) should be obtained, read, understood and implemented as appropriate.

Each and every employee and contractor is required to comply with Information Security Policies and must become familiar with, understand, and follow the Lakeland's Standards and Procedures.

                                     Assets

                           Trademarks and Brands Usage

Lakeland's trademarks and brands are considered assets of the corporation. Their protection is dependent upon consistent usage and reference. Everyone who is involved in developing communications -- whether Lakeland employees, consultants, outside suppliers or third parties -- is responsible for using Lakeland trademarks and brands properly in both internal and external documents, and in electronic communications.

Lakeland respects the trademarks of third parties and applies the same standards for third-party trademarks.

Information, training, and a guide to using trademarks and brands are available through the Lakeland's Legal Department.

                                     Assets

                               Business Continuity

Lakeland strives to prevent injury to employees, guests and neighbors; protect Lakeland's assets from damage or loss; and minimize the effects of any incident so that they do not compromise Lakeland's ability to achieve its mission. Lakeland recognizes that a wide variety of disasters (natural and human-caused) or failures (physical and information systems) can occur. Although these incidents cannot always be avoided even where preventative measures have been taken, through effective planning we can reduce both the duration and severity of any event that does occur. To accomplish our goals of preventing injury, protecting assets, and minimizing the impact of any incident, Lakeland operations incorporate Business Continuity as a core business practice. Business Continuity is an integral approach to doing business that promotes safety as a core value while providing reasonable assurance we can respond to emergencies and keep our core business running during times of unexpected events or disasters.


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Gary Pokrassa                                                   Date